CONSULTING AGREEMENT

     This Consulting Agreement (the “Agreement”) dated as of January 1, 2011 (the “Effective Date”) is made by and between Horiyoshi Worldwide, Inc., (the “Employer”) and Raymond A. Catroppa, (the “Consultant”). The Employer and the Consultant may be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

     WHEREAS, the Employer is Horiyoshi Worldwide Inc. which designs, manufactures, and markets Horiyoshi the Third (HIII), a high end clothing and accessories product line based on the artistry of Japanese Tattoo Artist, Yoshihito Nakano (Horiyoshi III).

     WHEREAS, the Employer desires to employ the Consultant, and the Consultant wishes to enter into such employment, on the terms and conditions set forth in this Agreement; and

     WHEREAS, each Party is duly authorized and capable of entering into this Agreement.

      NOW, THEREFORE, in consideration of the mutual acts and promises, covenants, agreements, representations, and warranties hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

       1. EMPLOYMENT.

The Employer hereby employs, engages, and hires the Consultant on an interim basis, as the Employer’s Chief Financial Officer and Corporate Development Executive (“CFO”) and the Consultant hereby accepts this employment subject to the terms and conditions of this Agreement. The Consultant agrees and understands that he is a Consultant “at will,” and nothing herein shall be interpreted to mean that the Consultant is anything other than an Consultant at will. The Consultant’s employment may be terminated by either Party at any time pursuant to Section 12 hereof.

        2. TERM.

The term of this Agreement shall begin on January 1, 2011 and continue through January 1, 2012 at which time the employment contract will be re-negotiated unless terminated by either Party in accordance with the provisions of Section 12 of this Agreement or by law. The period during which the Consultant is employed pursuant to this Agreement shall be referred to as the “Employment Period.”

Employment Agreement

         3. COMPENSATION.

Subject to the terms and conditions of this Agreement, the Consultant shall be compensated for his services as follows:

(a)

Base Salary. The Employer shall pay the Consultant an annual base salary of $ 60,000 (the “Salary”), payable in equal monthly installments on the first business day of each month during the Employment Period. The monthly installments should be wired to the account of Raymond Catroppa at JP Morgan Chase Bank, Routing Number: 021000021, Account Number: 6301425404. The Salary may be subject to such increases as may from time to time be determined by the Board of Directors Compensation Committee of the Employer.

(b)

Stock Options. Upon ratification of this Agreement the Consultant will receive a certificate granting a total of 400,000 warrants to purchase equity shares at $.50 per share. The warrants will be assigned under the social security number ###-##-####. These warrants will carry a cashless exercise provision and the exercise of the warrants will be restricted for one year from the date of the ratified contract.

         4. RESPONSIBILITIES AND DUTIES.

The Consultant’s responsibilities (The “Services”) shall include (but shall not be limited to) the following:

Accounting Responsibilities
Review and execute regulatory financial documents and statements as appropriate
Liaison with accountants, auditors and the comptroller to review and implement best practices in accounting and financial processes and procedures
Assist the company in maintaining transparency in the accounting and financial documentation process
Assist with the production of public company filings such as –SEC Forms 10Q,10K and the Proxy Statement
Help devise and refine a budget process working closely with management to detail financial flows and track spending and capital needs

Employment Agreement

Corporate Strategy / Development
Work in conjunction with the senior management team to develop a corporate business strategy that is clear and can be articulated effectively
Review capital structure and capital market activities
Assist in broadening the management team and participate in the hiring process of all senior executives to the Employer. Assist the company in identifying suitable candidates for the Board of Directors
Help reach the goal of submitting for a listing on a national market exchange such as NASDAQ or NYSE/AMEX
Help existing public relations vendor with press releases and shareholder communications
Serve as a main communication point for investor inquiries
Keep track of electronic communications platforms such as phone and email correspondence to assure responsiveness to shareholders. Survey electronic databases to ensure that public corporate information is accurate and timely
Assist the senior management team in the development of financial presentation materials
Assist the senior management team in forming an investor relations outreach strategy

From time to time, the Employer in consultation with the Consultant may revise the nature of the Services. Once agreed upon, the Consultant will comply with all reasonable instructions, directions, requests, rules, and regulations made or issued by the Employer, and the Consultant will perform the Services conscientiously and in a timely manner to the best of the Consultant’s abilities as required by the Employer and pursuant to the express and implicit terms of this Agreement. Such duties shall be rendered primarily, but not solely, from the Consultant’s address at 20 Granada Place, Massapequa, New York 11758.

         5. OTHER EMPLOYMENT.

The Consultant shall as known to the Employer maintain the ability to pursue the Consultant’s other business relationships and interests.

        6. WORKING AMENITIES.

The Consultant shall have access to all facilities, records, financial data and services suitable to his position and appropriate for the performance of his duties.

         7. EXPENSES.

The Employer shall reimburse the Consultant for all business expenses incurred by the Consultant in connection with his duties under this Agreement. The reimbursement of such expenses shall be subject to the Consultant’s provision to the Employer of receipts, statements, and vouchers and are payable to the Consultant upon presentation. Expenses will include, but are not limited to, telephone and office expenses, business class air travel, executive lodging, ground transportation, meals, and entertainment while conducting business on behalf of the Employer. A monthly budget of $ 500.00 US will be established for business expenses with pre-approval needed to exceed that amount for any given month or pre-approval needed to exceed any single expense in excess of $ 150.00 US.

Employment Agreement

          8. CONFIDENTIALITY.

During and after the Employment Period, except as permitted by the Employer or required by law, the Consultant shall not divulge or appropriate to his own use or to the use of others any secret or confidential information or knowledge pertaining to or otherwise affecting the Employer’s business including but not limited to any of its customer lists, products, services, costs, profits, markets, sales, trade secrets, or other information not readily available to the public without regard to whether any of the above will be deemed confidential, material, or important. The Parties stipulate that, as between them, such matters are important, material, and confidential and affect the effective and successful conduct of the Employer’s business, and the Employer’s good will, and that any breach of the terms of this Section 8 shall be deemed a material breach of this Agreement.

         9. NON-SOLICITATION.

During the Employment Period and for a period of one year thereafter, the Consultant shall not:

(a)

canvass or solicit the business of (or procure or assist in the canvassing or soliciting of) any client, customer, or Consultant of the Employer who is known to the Consultant as a result of his association with the Employer during the Employment Period for the purposes of competing with the Employer;

(b)

accept (or procure or assist the acceptance of) any business from any client, customer, or Consultant of the Employer known to the Consultant as a result of his association with the Employer during the Employment Period for the purposes of competing with the Employer; provided, however, that the Employer may consent to such competition in writing; or

(c)

otherwise contact, approach, or solicit (or procure or assist in the contacting, approaching, or soliciting of) any entity known to the Consultant through his association with the Employer before the Effective Date in such a way as may cause detriment to the Employer.

Employment Agreement

         10. NON-COMPETITION.

At the end of the Employment Period, by expiration or termination, the Consultant shall not directly or indirectly engage, own, manage, control, operate, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business similar to the type of business conducted by the Employer for a period of three months and within 100 miles from the present location[s] of the Employer’s business. Nothing in this Agreement shall be construed to prohibit the Employer from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from the Consultant.

         11. DIRECTOR’S AND OFFICER’S INSURANCE.

The Consultant shall, at the beginning of the Employment Period, be covered by Director’s and Officer’s (D&O) insurance. The Employer shall pay all premiums on this insurance. The D&O insurance will remain in effect for the entire period of the Consultant’s tenure.

         12. TERMINATION.

Either Party may, at any time, with or without cause, terminate this Agreement by giving 30 days’ written notice to the other Party. If requested by the Employer, the Consultant shall continue to render his services pursuant to this Agreement during such notice period, and shall be paid his regular compensation until the last day of the Consultant’s employment (the “Termination Date”). Upon termination of this agreement by the Employer for any reason other than the expiration of the Agreement, the Consultant shall be entitled to one year’s base salary as severance.

         13. RETURN OF PROPERTY.

At the end of the Employment Period or at any time on the Employer’s request, the Consultant agrees to return to the Employer, retaining no copies or notes, all documents relating to the Employer’s business including, but not limited to, reports, abstracts, lists, correspondence, information, computer files, computer disks, and all other materials and all copies of such material, obtained by the Consultant during his employment with the Employer.

Employment Agreement

         14. FURTHER ASSURANCES.

Each Party hereto shall cooperate and take such further action as may be reasonably requested by the other Party in order to carry out the terms and purposes of this Agreement and any other transactions contemplated herein.

        15. NOTICE.

Any notice or other communication provided for herein or given hereunder to a Party hereto shall be in writing and shall be given in person, by overnight courier, or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective Party at the following address:

If to the Employer:

711 South Olive Street Suite 504,
Los Angeles, California 90014

If to the Consultant:

20 Granada Place, Massapequa, New York 11758

        16. SUCCESSORS AND ASSIGNS.

This Agreement shall apply to all work performed by the Consultant for the Employer, including any of its past, present, or future affiliates or subsidiaries, and shall be binding on the Employer’s assigns, executors, administrators, and other legal representatives. This Agreement shall inure to the benefit of the Employer’s successors and assigns. The Consultant acknowledges that his services are distinctive and personal, and that he therefore may not assign his rights or delegate his duties or obligations under this Agreement.

        17. NO IMPLIED WAIVER.

The failure of either Party to insist on strict performance of any covenant or obligation under this Agreement, regardless of the length of time for which such failure continues, shall not be deemed a waiver of such Party’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation under this Agreement shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation.

Employment Agreement

         18. GOVERNING LAW.

This Agreement shall be governed by the laws of the state of California. If litigation results from or arises out of this Agreement or the performance thereof, the Parties agree to reimburse the prevailing Party’s reasonable attorneys’ fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing Party may be entitled.

         19. COUNTERPARTS/ELECTRONIC SIGNATURES.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. For purposes of this Agreement, use of a facsimile, e-mail, or other electronic medium shall have the same force and effect as an original signature.

       20. SEVERABILITY.

(a)

Whenever possible, each provision of this Agreement, will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provisions had never been contained herein.

       21. ENTIRE AGREEMENT.

This Agreement constitutes the final, complete, and exclusive statement of the understanding of the Parties with respect to the subject matter hereof, and supersedes any and all other prior understandings, both written and oral, between the Parties. It may not be changed orally but only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

       22. HEADINGS.

Headings in this Agreement are for convenience only and shall not be used to construe meaning or intent.

Employment Agreement

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

EMPLOYER	[EMPLOYER NAME]

By: /s/ Mitsuo Kojima
Name: Mitsuo Kojima
Title: President, Chief Executive Officer and Director

CONSULTANT	[CONSULTANT NAME]

By:
Name: Raymond A. Catroppa